EMBARGOED UNTIL 8/7/03, 7:55 AM EST

Investor Relations contact:
Myles McCormick
Tel: 650/696-2933
investor_relations@gymboree.com

Media Relations contact:
Jennifer Bonzagni Marshall
Tel: 650/373-7637
media_relations@gymboree.com

The Gymboree Corporation Reports July and Second Quarter Sales

BURLINGAME, Calif., August 7, 2003 – The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the four-week period ended August 2, 2003, of $34.8 million, an increase of 3% compared to net sales from retail operations of $33.9 million for the same four-week period last year. Comparable store sales for the four-week period were flat compared to an 8% increase in comparable store sales for the same period last year.

Net sales from retail operations for the second fiscal quarter of 2003 were $110.1 million, an increase of 5% compared to net sales from retail operations of $105.1 million for the same period last year. Comparable store sales for the second fiscal quarter increased 1% compared to the same period last year.

“The fundamentals of our business continue to be strong, we continue to see steady growth in our girl and newborn departments and, as a result, our comparable store sales for July are in line with our expectations,” said Lisa Harper, chairman and chief executive officer, The Gymboree Corporation. “In addition, Janie and Jack continues to grow and we will open 20 new locations this year, an increase from our previous forecast.”

“We made some strategic decisions about our boy product this year that didn’t execute as well as planned and consequently our earnings estimates for the second half of the year will be more conservative than previously stated,” said Ms. Harper. “The impact will be more apparent in the third quarter, as the initiatives we have since put in place to improve the boy business will take effect in the fourth quarter. Taking into consideration the change in third and fourth quarter earnings estimates, we still expect to grow overall earnings in excess of 20 percent this year.”

As previously indicated, the Company expects earnings for the second quarter to be a loss of ($0.04) per share. Looking forward, The Gymboree Corporation projects that comparable store sales in August will be in the range of flat to negative low single digits. In addition, the Company adjusts its earnings guidance for the third and fourth quarters to be in the range of $0.25 to $0.27 and $0.39 to $0.41 per diluted share, respectively. For the full fiscal year, the Company now expects earnings per diluted share to be in the range of $0.84 to $0.88.

Management Presentations

For more information about July and second quarter sales, please listen to The Gymboree Corporation’s monthly sales recording by calling its Investor Relations Hotline at 650-696-2933. The recording will be available Thursday, August 7 at 7:55 a.m. EST through Tuesday, August 14 at 11:59 p.m. PST.

The live broadcast of the discussion of second quarter 2003 earnings results will be available to interested parties at 1:30 p.m. PST (4:30 p.m. EST) on Tuesday, August 19. To listen to the live broadcast over the Internet, please log on to gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls & Web casts.” A replay of the call will be available shortly after the broadcast through midnight EST, August 26, 2003, at 703-925-2533, pass code 6414309, as well as archived on our Web site at the same location as the live Web cast.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of August 2, 2003, the Company operated a total of 594 stores: Gymboree® retail stores (527 in the United States, 27 in Canada, and 24 in Europe) and 16 Janie and JackTM retail shops in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 538 franchised and company-operated centers in the United States and 25 other countries.

Forward-Looking Statements

The foregoing sales figures for July and the second fiscal quarter of 2003 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including, but not limited to, customer reactions to new merchandise and service levels, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.

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